FORM 8-K

             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                       CURRENT REPORT


      Pursuant to Section 13 or 15(d) of the Securities
                    Exchange Act of 1934


              Date of Report: October 23, 1995


                     PECO ENERGY COMPANY
   (Exact name of registrant as specified in its charter)



  PENNSYLVANIA                  1-1401                  23-0970240
  (State or other           (Commission file            (IRS Employer
  jurisdiction of               number)            Identification Number)
  incorporation)



                2301 Market Street
            Philadelphia, Pennsylvania                          19101
     (Address of principal executive offices)                 (Zip Code)



          Registrant's telephone number,
               including zip code:                          (215) 841-4000












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ITEM 5.  OTHER EVENTS

          On October 23, 1995, PECO Energy Company issued the following press release:

      PECO ENERGY MAKES FINAL OFFER FOR PP&L RESOURCES
               VALUED AT $27.50 PER PP&L SHARE

   PECO Energy Will Not Initiate Hostile Takeover of PP&L
      ------------------------------------------------

PHILADELPHIA (October 23, 1995) -- PECO Energy Company
(NYSE: PE) today announced that it has increased the value of its proposed merger with PP&L Resources, Inc. (NYSE: PPL) to $27.50 per PP&L share.

Under the PECO Energy proposal, each outstanding share of PP&L Resources common stock will be exchanged for 0.921 shares of PECO Energy common stock. Based upon the closing price of PECO Energy stock on Friday, October 20, 1995, this represents a value of $27.50 per share or approximately $4.3 billion in the aggregate. This is a premium of 46% above the market price for PP&L Resources common stock on Friday, August 11, 1995, the last trading day prior to PECO Energy's public announcement of its merger proposal, and a premium of 73% above PP&L's book value. PECO Energy confirmed that it will pay $27.50 per share in cash for at least 20% of the PP&L shares if PP&L's board prefers.

The proposal also contains commitments to protect PP&L customers, employees and the communities it serves.

PECO Energy said that its proposal is final and will expire in all respects at the close of business on Friday, November
3, 1995, unless the PP&L board responds favorably by that time.

Joseph F. Paquette, Jr., PECO Energy's Chairman, said, "We still believe this is a compelling transaction that makes a lot of sense. PP&L shareholders receive a generous premium coupled with a very attractive dividend yield. PECO Energy today raised its annual dividend to $1.74 per share. With the growth trend of our dividend and this exchange ratio, PP&L Resources shareholders have a unique opportunity to step up to a new company well positioned to provide them with superior earnings and dividend growth in the future. We believe that once the PP&L board gives our proposal a fair and objective review, they will want to pursue it.

"I want to emphasize two points. First, this is PECO
Energy's final offer. Second, although PP&L has characterized our proposal as hostile, I want to assure PP&L and the rest of Pennsylvania that if the PP&L board is not interested in a combination, we will take no further action.








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"Each of the elements of our proposal would be made legally binding through a negotiated merger agreement and would be filed with the Pennsylvania Public Utility Commission, whose approval is required for a combination of PECO Energy and PP&L Resources," Mr. Paquette continued. "It is important to remember that only this combination of companies produces benefits of the magnitude of $2 billion over ten years for customers, shareholders and the Commonwealth of Pennsylvania."


The full text of the letter to PP&L follows:

                                            October 23, 1995

William F. Hecht
Chairman, President & Chief Executive Officer
PP&L Resources, Inc.
Two North Ninth Street
Allentown, PA 18101

Dear Bill:

The PECO Energy Board of Directors acted today to increase the value of its merger proposal to $27.50 per PP&L share and to provide assurances that will satisfy PP&L's concerns regarding customers, employees and communities.

Under our proposal, each outstanding share of PP&L Resources common stock will be exchanged for 0.921 shares of PECO Energy common stock. Based upon the closing price of PECO Energy stock on Friday, October 20, 1995, the value of this transaction would be $27.50 per share or approximately $4.3 billion in aggregate. This represents a premium of 46% above the market price for PP&L Resources common stock on Friday, August 11, 1995, the last trading day prior to PECO Energy's public announcement of its merger proposal and 73% above its book value. Moreover, we are willing, if your board wishes, to provide a portion of the shareholder benefits of the merger in cash. PECO Energy would pay $27.50 per share in cash for at least 20% of the PP&L shares.

I would like to point out that PECO Energy today increased its common stock dividend by 7.4%. Coupled with the higher exchange ratio, PECO Energy needs only to increase its common dividend by 5% in 1996 for PP&L shareholders to receive a dividend increase as a result of the merger.

Bill, I hope you and your board will focus on the economic benefits of a merger for your shareholders and all of Pennsylvania. It is time to take a comprehensive look at all aspects of PECO Energy's proposal and not squander this opportunity to provide a step up in value for your shareholders with a full and fair price and attractive dividend yield, lower rates for customers in each territory and a vibrant economy for Pennsylvania.




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Each element of our proposal would be made legally binding
through a negotiated merger agreement and would be filed with the Pennsylvania Public Utility Commission (PUC), whose approval is required for a combination of PECO Energy and PP&L Resources. Our proposal includes the following commitments to PP&L and its constituencies.

CUSTOMER COMMITMENTS

o Reduce rates: PECO Energy will reduce base rates by $40 million per year for PP&L customers and $40 million per year for PECO Energy customers -- a total of $860 million in the first ten years across both companies. It is worth clarifying a point on which there has been some unfortunate confusion -- we will keep rates for PP&L customers $40 million below the level mandated by the PUC in its order to PP&L on September 27, 1995. For example, in 1999, when PP&L says it would adjust customer base rates by $90 million, with a merger of PECO Energy and PP&L, rates would be $40 million lower than that level.

o Freeze base rates: Rates will be frozen at this lower level for a minimum of five years and for the foreseeable future thereafter.

o Keep rates separate: Rates paid by PECO Energy and PP&L customers will remain completely separate and will never be merged or averaged to the detriment of PP&L customers. This means separate structures for base rates, any adjustment clauses, or riders to base rates. In addition, we will ensure that existing investments are recovered through these separate rate structures.

o Benefit customers in the future: A significant portion of merger savings would be used to accelerate depreciation of generating assets, thereby reducing rate base, mitigating potentially stranded investment, and reducing the need for future rate increases. PECO Energy intends to use these savings to increase depreciation for both Limerick and Susquehanna. This is in addition to our Competitive Breakthrough Strategy, which will increase depreciation for Limerick by $100 million per year.

o Maintain the customer service PP&L has provided: We will share best practices of our two companies.


ECONOMIC DEVELOPMENT COMMITMENTS

o Allocate $5 million per year of additional funds: PECO Energy will continue both companies' outstanding records of community involvement and economic development. We will allocate $5 million of additional funding, or $50 million over ten years, equally across both service territories. This is in addition to the level of economic development funding of both companies at the end of fiscal 1995.



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o    Keep regional offices and corporate headquarters open:
     PECO Energy has no intention to close regional offices or PP&L's corporate headquarters in Allentown.


EMPLOYEE COMMITMENTS

o Partner on decision-making with PP&L management: In the merger, management of both companies will jointly make decisions on employee selection and relocation. Any workforce reductions will be implemented fairly across the two companies without significant layoffs through a combination of reduced hiring, attrition and voluntary retirement and separation programs.

o    Maintain PP&L as a separate operating unit.

o Leave employees involved with generating and delivering electric and gas service to customers largely unaffected.

Bill, we anticipate that you and your board will take the time for a deliberate decision about the future for your business and will recognize your obligation to examine PECO Energy's proposal in a diligent and informed manner as well as to act prudently and responsibly. We do not want you to rush to judgment; however, our proposal will expire at the close of business on Friday, November 3, 1995, unless your board responds favorably by that time. I would like to state clearly that this is PECO Energy's final offer and that we are committed to a combination with PP&L Resources only through a friendly merger with the board of directors of PP&L Resources. If your board is not interested in a combination, we will take no further action.

We stand ready to meet with your board of directors to answer questions you may have and negotiate the details of other issues important to you. The competitive nature of our industry is here to stay. Consolidation is inevitable. In isolation, PP&L Resources cannot hope to achieve for its shareholders the earnings and dividend growth possible in a merger with PECO Energy, let alone the long-term benefits and commitments for its customers.

Sincerely,

/s/ Joseph F. Paquette, Jr.


PECO Energy is an operating utility which provides electric and gas service in southeastern Pennsylvania. The total area served by the Company covers 2,107 square miles. Electric service is provided to approximately 1.5 million customers throughout an area of 1,972 square miles with a population of approximately 3.6 million, including 1.6 million in the City of Philadelphia. Natural gas service is provided to approximately 379,000 customers throughout a 1,475 square-mile area of southeastern Pennsylvania adjacent to Philadelphia with a population of approximately 1.9 million. New records for both electric and gas sales






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were set in 1994, and the Company's nuclear operations
achieved milestones in safety and performance. Operating revenues were a record $4.0 billion in 1994.






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                         SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                         PECO ENERGY COMPANY


                          /s/ J. B. Mitchell
                         ---------------------
                            J. B. Mitchell
               Vice President, Finance and Treasurer

October 23, 1995